*** NEWS RELEASE ***

TO:                  All Area News Agencies

FROM:            First Commonwealth
                         Financial Corporation

DATE:             October 23, 2003

For More Information Contact: John Dolan, Executive Vice President and Chief Financial Officer, First Commonwealth Financial Corporation, (724) 349-7220

FIRST COMMONWEALTH ANNOUNCES THIRD QUARTER EARNINGS

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported net income of $13.8 million for the third quarter of 2003 which translates into $0.23 basic and diluted earnings per share and compared to $12.2 million net income and $0.21 basic and diluted earnings per share for the comparable period in 2002.

During the third quarter of 2003, the Corporation sold two branches producing a gain of $3.1 million (pre-tax). The results of the related quarter of 2002 included the effects of a $2.5 million (pre-tax) restructuring charge related to employee separation pay and costs associated with amounts paid to retiring directors.  These items, net of tax, increased net income in the 2003 period by $2.0 million, and decreased net income in the 2002 period by $1.6 million.   Return on equity was 13.63% and return on assets was 1.14% for the third quarter of 2003 compared to 12.11% and 1.06%, respectively in the 2002 period.

Net income for the nine months ended September 30, 2003 was $40.6 million, or $0.69 basic and diluted earnings per share compared to $30.8 million net income and $0.53 basic and $0.52 diluted earnings per share for the related period in 2002.

The nine-month period of 2002 included the effects of an $8.0 million (pre-tax) settlement of litigation and the 2003 period reflects a partial recovery from insurance for that claim in the amount of $610 thousand (pre-tax).  Additionally, the 2002 period reflects a $5.6 million (pre-tax) restructuring charge and the 2003 period included the above-mentioned gain on the sale of branches.  These items, net of tax, increased income in 2003 by $2.4 million, and reduced net income by $8.8 million in the 2002 period.  Return on equity was 13.26% and return on assets was 1.16% in the nine-month period of 2003 compared to 10.58% and 0.90% respectively, for the 2002 period.

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Net Interest Income

Net interest income declined $3.3 million in the third quarter of 2003, primarily as the earning asset yields declined faster than funding costs.  Net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets ("net interest margin") was 3.31% in the 2003 quarter compared to 3.78% in the third quarter of 2002.

Net interest income for the nine months of 2003 declined $7.0 million from the same period of 2002 while net interest margin was 3.52% for the 2003 period compared to 3.79% for the 2002 period.  The reduction of short-term interest rates tends to reduce rates on loan categories and time deposits, but the non-maturity deposits (savings and NOW accounts) are already at very low levels.  Continued low or declining interest rates would tend to continue to strain net interest income.  The Corporation continues to explore strategies to help mitigate any negative impact of low interest rates.

Noninterest income

Net securities gains were minimal in the third quarter of 2003 and 2002 while net securities gains were $5.6 million in the first nine months of 2003 compared to $641 thousand in the 2002 period.  The Corporation sold some debt securities but gains were primarily from the sale of equity securities.  The debt securities sold in the nine-month period of 2003 were securities available for sale and had an average remaining life of one year and proceeds were reinvested in securities with an average life of three years to partially mitigate the Corporation's exposure to low and declining interest rates.

Noninterest income, excluding the net securities gains and gains on the branch sale described above, increased $1.2 million in the third quarter of 2003 when compared to the same quarter of 2002 and increased $2.3 million in the corresponding nine-month periods.  The most significant portion of the remaining increase was primarily driven by deposit fee increases and merchant discount fee income.

Noninterest Expense

Noninterest expense decreased $1.5 million during the 2003 quarter when compared to the third quarter of 2002, while noninterest expense for the nine months of 2003 decreased $12.4 million when compared to the 2002 period, primarily reflecting the effects of the above mentioned litigation settlement and restructuring charges.  The third quarter of 2003 reflects a write-off of $529 thousand (pre-tax) as a result of donating three branch structures, due to their consolidation into nearby existing locations.  The most significant other noninterest expense item that increased was employee benefit costs with hospitalization costs increasing 23%.

Provision for Credit Losses

The provision for credit losses increased $392 thousand in the third quarter of 2003 when compared to the 2002 related quarter and increased $1.4 million for the nine months of 2003 when compared to the comparable 2002 period, reflecting management's assessment of its portfolio.  The third quarter of 2003 reflected an increase of  $305 thousand in net charge-offs when compared to the 2002 quarter, while net charge-offs for the nine-month period of 2003 increased $342 thousand over the comparable 2002 period.

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Credit quality

Nonperforming loan levels continue to show improvement at September 30, 2003 when compared to September 30, 2002.  Nonaccrual loans contained two significant credits that were described in the 2002 Form 10K and Annual Report.  The largest credit ($6.1 million at September 30, 2003) carries an 80% guaranty of a U.S. government agency.

While a sale of the underlying assets is pending, delays with the bankruptcy court would continue to result in a delay of the final sale and resolution of the remaining balance.  The second credit, which was $3.0 million at September 30, 2003, continues to be resolved through the liquidation of collateral and exercising other remedies.  While the final resolution of this credit is uncertain, the potential loss on this credit is reserved.  The Corporation believes that the allowance for credit losses is adequate at this time.  Other significant credits are monitored closely.  The uncertain economic conditions present a risk to the company and the industry but management feels that its risk management process is thorough and serves as an early warning system so that an appropriate response will be promptly implemented.

First Commonwealth Financial Corporation is a $4.8 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Trust Company, First Commonwealth Financial Advisors, Inc. and First Commonwealth Insurance Agency.  The Corporation also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Statements contained in this press release that are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimates results.  Such risks and uncertainties are detailed in the Corporation's filings with the Securities and Exchange Commission.

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Interest income	$59,605	$68,784	$183,108	$209,185
Interest expense	24,616	30,457	75,832	94,883
Net interest income	34,989	38,327	107,276	114,302
Provision for credit losses	3,495	3,103	10,420	9,028
Net interest income after provision for credit losses	31,494	35,224	96,856	105,274

Securities gains	166	26	5,621	641
Trust income	1,342	1,227	3,811	3,782
Service charges on deposits	3,447	3,010	9,551	8,449
Gain on sale of branches	3,062	0	3,062	0
Insurance commissions	910	1,055	2,555	2,862
Income from bank owned life insurance	1,136	1,186	3,234	3,428
Other income	3,794	2,897	10,292	8,565
Total other income	13,857	9,401	38,126	27,727

Salaries and employee benefits	15,163	14,505	45,644	43,915
Net occupancy expense	2,023	1,668	5,768	4,967
Furniture and equipment expense	2,522	2,391	7,618	7,357
Data processing expense	688	558	1,836	1,484
Pennsylvania shares tax expense	1,075	969	3,216	2,960
Intangible amortization	3	8	16	196
Litigation settlement	0	0	(610)	8,000
Restructuring charges	0	2,473	0	5,589
Other operating expense	6,531	6,919	20,671	22,081
Total other expenses	28,005	29,491	84,159	96,549
Income before income taxes	17,346	15,134	50,823	36,452
Applicable income taxes	3,511	2,947	10,257	5,670
Net income	$13,835	$12,187	$40,566	$30,782

Average shares outstanding	58,950,258	58,521,562	58,808,464	58,342,470
Average shares outstanding assuming dilution	59,376,716	58,862,215	59,139,101	58,734,144

Per Share Data:
Basic earnings per share	$0.23	$0.21	$0.69	$0.53
Diluted earnings per share	$0.23	$0.21	$0.69	$0.52
Cash dividends per share	$0.155	$0.150	$0.465	$0.450

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At September 30,
	2003	2002
Loans on nonaccrual basis	$18,430	$24,463
Past due loans	13,949	14,385
Renegotiated loans	198	209
Total nonperforming loans	$32,577	$39,057
Loans outstanding at end of period	$2,597,443	$2,617,465
Average loans outstanding(year-to-date)	$2,630,009	$2,596,081
Allowance for credit losses	$36,183	$34,794
Nonperforming loans as percent of total loans	1.25%	1.49%
Net charge-offs(year-to-date)	$8,733	$8,391
Net charge-offs as percent of average loans	0.33%	0.32%
Allowance for credit losses as percent of average loans
outstanding	1.38%	1.34%
Allowance for credit losses as percent of nonperforming
loans	111.07%	89.09%
Other real estate owned	$1,698	$1,661

End of Period Data At September 30,
	2003	2002
Assets	$4,820,190	$4,576,445
Earning assets	$4,588,504	$4,331,038
Securities	$1,990,261	$1,710,962
Loans,net of unearned income	$2,597,443	$2,617,465
Total deposits	$3,150,790	$3,134,069
Non-interest bearing deposits	$393,070	$393,092
NOW, Moneymarket & Savings	$1,292,168	$1,168,516
Time deposits	$1,465,552	$1,572,461
Short-term borrowings	$655,357	$334,580
Long-term debt	$577,578	$680,577
Other liabilities	$26,472	$28,160
Shareholders' equity	$409,993	$399,060
Shares outstanding	59,290,575	58,847,898
Book value per share	$6.91	$6.78
Market value per share	$13.16	$12.39

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Quarter To Date Average Balances At September 30,
	2003	2002
Assets	$4,812,119	$4,544,664
Earning assets	$4,542,210	$4,302,436
Securities	$1,938,626	$1,689,951
Loans,net of unearned income	$2,602,367	$2,610,263
Deposits	$3,197,403	$3,155,973
Shareholders' Equity	$402,608	$399,350

YearTo Date Average Balances At September 30,
	2003	2002
Assets	$4,677,114	$4,548,543
Earning assets	$4,413,244	$4,304,562
Securities	$1,781,828	$1,706,257
Loans,net of unearned income	$2,630,009	$2,596,081
Deposits	$3,152,897	$3,130,398
Shareholders' Equity	$409,063	$388,991

Profitability Ratios
	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Return on average assets	1.14%	1.06%	1.16%	0.90%
Return on average equity	13.63%	12.11%	13.26%	10.58%
Yield on earning assets (FTE)	5.49%	6.61%	5.81%	6.73%
Total cost of funds	2.44%	3.23%	2.62%	3.38%
Net interest margin (FTE)	3.31%	3.78%	3.52%	3.79%
Efficiency ratio (FTE) (a)	54.06%	58.58%	54.54%	64.50%
Fully tax equivalent adjustment	$2,953	$2,617	$8,913	$7,666

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".